EXHIBIT 11

                         Washington Trust Bancorp, Inc.
                        Computation of Per Share Earnings
                  For the Periods Ended March 31, 2002 and 2001
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
Three months ended March 31,                                       2002                             2001
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(In thousands, except per share amounts)                  Basic            Diluted            Basic         Diluted
                                                         -------------------------------------------------------------

Net income                                                 $3,744           $3,744              $154             $154

Share amounts:
   Average outstanding                                   12,004.9         12,004.9          12,012.2         12,012.2
   Common stock equivalents                                     -            169.7                 -            111.0
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   Weighted average outstanding                          12,004.9         12,174.6          12,012.2         12,123.2
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Earnings per share                                           $.31             $.31              $.01             $.01
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